NI Holdings, Inc. Files Results for Third Quarter and Nine Months Ended September 30, 2021

FARGO, North Dakota, November 5, 2021 – NI Holdings, Inc. (NASDAQ: NODK) today reported net loss attributable to NI Holdings of $4.7 million (-$0.22 per share) and return on average equity of -5.5% for the quarter ended September 30, 2021, compared to net income of $3.7 million ($0.17 per share) and return on average equity of 4.6% in the prior year quarter.

For the nine months ended September 30, 2021, NI Holdings reported net income of $2.3 million ($0.11 per share) and return on average equity of 0.9%, compared to net income of $18.8 million ($0.86 per share) and return on average equity of 8.0% in the prior year nine months.

The Company reported an increase of 0.9% in direct written premiums for the quarter ended September 30, 2021. Total equity increased 5.7% from the prior year and stood at $344.0 million as of September 30, 2021.

NI Holdings Q3 2021 Financial Highlights:

Dollars in thousands, except earnings per share (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	Change	2021	2020	Change
Net income (loss) attributable to NI Holdings	-$4,737	$3,664	-229.3%	$2,288	$18,810	-87.8%
Direct written premiums (1)	$68,905	$68,322	+0.9%	$266,877	$244,053	+9.4%
Net earned premiums	$82,173	$73,342	+12.0%	$221,589	$214,120	+3.5%
Loss and LAE ratio (2)	80.0%	73.4%	+6.6 pts	74.7%	63.8%	+10.9 pts
Expense ratio (3)	30.8%	30.2%	+0.6 pts	31.7%	28.9%	+2.8 pts
Combined ratio (4)	110.9%	103.6%	+7.3 pts	106.4%	92.7%	+13.7 pts
Return on average equity	-5.5%	4.6%	-10.1 pts	0.9%	8.0%	-7.1 pts
Basic earnings (loss) per share	-$0.22	$0.17	-$0.39	$0.11	$0.86	-$0.75
Shareholders’ equity				$343,976	$325,513	+5.7%

(1) Direct written premiums is a non-GAAP financial measure, representing the amount of insurance premiums purchased by policyholders during the period.
(2) Loss and LAE ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, divided by net premiums earned.
(3) Expense ratio is a non-GAAP financial measure. It equals amortization of deferred policy acquisition costs and other underwriting and general expenses, divided by net premiums earned.
(4) Combined ratio is a non-GAAP financial measure. It equals losses and loss adjustment expenses, amortization of deferred policy acquisition costs, and other underwriting and general expenses, divided by net premiums earned.

Third quarter highlights included:

•	Growth in direct written premiums of 0.9%, driven by our non-standard auto and home and farm segments. Net earned premiums increased by 12.0% primarily as a result of growth in our commercial segment and incremental earning of multi-peril crop premiums.
•	After-tax decrease of $2.0 million in net unrealized gain in our equity securities portfolio compared to an increase of $3.5 million in the prior year quarter, which had a -$0.25 impact on earnings per share for the quarter when compared to the prior year.

•	Combined ratio of 110.9% compared to 103.6% in the prior year quarter, primarily due to higher weather-related losses, increased private passenger and non-standard automobile claims frequency driven by easing of COVID-19 restrictions, and the extreme drought conditions impacting our crop segment.
•	Repurchased 49,862 shares of the Company’s common stock and approved a new $5 million share repurchase authorization during the quarter.

“We continue to see positive growth in our direct written and earned premiums as a result of the opportunities in our commercial multi-peril and non-standard auto segments,” said Michael J. Alexander, President and CEO. “Our results were impacted by a return to average frequency of auto claims, a higher level of uninsured/underinsured motorist liability claims, and the extreme drought conditions in North and South Dakota that are having a significant impact on our multi-peril crop business. Our results were also impacted by above average weather-related activity in the home and farm segment in Nebraska and South Dakota during the third quarter. We were pleased that our commercial multi-peril loss experience continued to improve compared to the first half of the year. Despite our year-to-date results, we anticipate improvement in both our combined ratio and ROE based on our historical fourth quarter results.”

Shareholders’ equity decreased $4.9 million from December 31, 2020 to September 30, 2021. This decrease was primarily due to a decrease in accumulated other comprehensive income from our fixed income portfolio, partially offset by consolidated net income of $2.2 million. The Company repurchased 168,393 shares of common stock for $3.2 million during the first nine months of 2021.

Earnings Conference Call

The Company will not hold an earnings conference call for third quarter 2021. Our Quarterly Report on Form 10-Q as filed with the SEC is available on the Company’s website at http://www.niholdingsinc.com. Our latest Financial Supplement is also available on the Company’s website.

Non-GAAP Financial Measures

NI Holdings evaluates its insurance operations in the way it believes will be most meaningful and representative of its business results. Some of these measurements are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “accounting principles generally accepted in the United States of America.” The non-GAAP financial measures that NI Holdings presents may not be comparable to similarly-named measures reported by other companies. The non-GAAP financial measures described in this press release are used widely in the property and casualty insurance industry.

About the Company

NI Holdings, Inc. is an insurance holding company. The company is a North Dakota business corporation that is the stock holding company of Nodak Insurance Company and became such in connection with the conversion of Nodak Mutual Insurance Company from a mutual to stock form of organization and the creation of a mutual holding company. The conversion was consummated on March 13, 2017. Immediately following the conversion, all of the outstanding shares of common stock of Nodak Insurance Company were issued to Nodak Mutual Group, Inc., which then contributed the shares to NI Holdings in exchange for 55% of the outstanding shares of common stock of NI Holdings. Nodak Insurance Company then became a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Direct Auto Insurance Company on August 31, 2018, which is a wholly-owned stock subsidiary of NI Holdings.

NI Holdings completed the acquisition of Westminster American Insurance Company on January 1, 2020, which is a wholly-owned stock subsidiary of NI Holdings.

Nodak Insurance Company owns American West Insurance Company and Primero Insurance Company. Nodak Insurance Company also controls Battle Creek Mutual Insurance Company as a result of an affiliation agreement between the two companies.

NI Holdings’ financial statements are the consolidated financial results of NI Holdings; Nodak Insurance, including Nodak Insurance’s wholly-owned subsidiaries American West and Primero, and its affiliate Battle Creek; Direct Auto; and Westminster.

Safe Harbor Statement

Some of the statements included in this news release, particularly those anticipating future financial performance, business prospects, growth and operating strategies, improvement in our combined ratio and ROE, and similar matters, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss adjustment expense reserves, business and economic conditions, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time, and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including, but not limited to our Annual Report on Form 10-K, as filed with the SEC.

Investor Relations Contacts:
Seth Daggett

Executive Vice President, Treasurer and Chief Financial Officer
701-298-4348
sdaggett@nodakins.com

Timothy J. Milius, CPA

Vice President, Chief Accounting Officer and Corporate Secretary
701-298-4275
tmilius@nodakins.com

Media Contact:
Beth DuFault
701-298-4282
bdufault@nodakins.com